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                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, DC  20549


                                       FORM 8-K


                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES AND EXCHANGE ACT OF 1934



                            July 14, 1998 (June 17, 1998)
                  Date of report (Date of earliest event reported)




                                 THE MACERICH COMPANY
                 (Exact name of registrant as specified in charter)


            Maryland                   1-12504                95-4448705

  (State or Other Jurisdiction    (Commission File          (IRS Employer
       of Incorporation)               Number)           Identification No.)


             401 Wilshire Boulevard, Suite 700, Santa Monica, CA 90401
              (Address of principal executive of offices)   (Zip code)


         Registrant's telephone number including area code: (310) 394-6911


                             Not applicable.
           (Former name or former address, if changed since last report)

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Item 5.   Other Events.

     On June 17, 1998, the Company sold 5,487,471 shares of its Series B Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock") at a price of $27.335 per share, for total gross proceeds of approximately $150 million, in a private placement to The Ontario Teachers' Pension Plan Board ("Ontario Teachers"), an accredited investor, pursuant to Section 4(2) of the Securities Act. In lieu of a placement fee, the total purchase price was reduced by approximately $1.5 million, for net proceeds to the Company of $148.5 million. The Series B Preferred Stock can be converted into shares of common stock on a one-for-one basis subject to certain limitations. The proceeds from the sale of the Series B Preferred Stock will be used for acquisitions, to pay down the Company's line of credit and for general corporate purposes.

     On June 17, 1998, the Company amended its Articles of Amendment and Restatement (such amendment, the "Articles Supplementary") (see Exhibit 3.1) and the Operating Partnership amended its Amended and Restated Limited Partnership Agreement to designate and establish the rights and privileges of the Series B Preferred Stock and the Series B Preferred Units, respectively. Rights of the Series B Preferred Stock include voting, dividend and liquidation preferences over the common stock of the Company. The Series B Preferred Stock rank pari passu with the Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company. In the event that for four consecutive quarters, (i) dividends on the Series B Preferred Stock or any series or class of Parity Shares (as defined in the Articles Supplementary) are in arrears, or (ii) the Company fails to pay dividends on the common stock in an amount per share at least equal to $0.437, then the number of directors then constituting the Board will be increased and holders of the Series B Preferred Stock, together with holders of Parity Shares, will have the right to elect the greater of one director or such number of directors as would represent 10% of the total number of directors serving on the Company's Board.

     Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable in an amount equal to the greater of an annual dividend of $1.84 or the regular cash dividends on the common stock. No dividends will be declared or paid on any class of common or other junior stock to the extent that dividends on Series B Preferred Stock have not been declared and/or paid. The Series B Preferred Stock is not redeemable prior to June 17, 2004. On or after June 17, 2004, the Company, at its option, may redeem the Series B Preferred Stock for cash at a redemption price of $27.335 per share, plus accrued and unpaid dividends. Six months after the issue date of the Series B Preferred Stock, holders of Series B Preferred Stock may elect to convert the Series B Preferred Stock into shares of common stock on a one-for-one basis subject to certain limitations. Subject to certain exceptions set forth in the Series B Preferred Securities Purchase Agreement (the "Purchase Agreement"), during such six month period, the Series B Preferred Stock will not be convertible unless the Company undergoes a Change of Control, as defined in the Articles Supplementary, or the Series B Preferred Stock dividends are in arrears. Pursuant to the Purchase Agreement, the Company has agreed to cooperate with Ontario Teachers to

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facilitate the resale of certain of Ontario Teachers' common stock under certain circumstances.

     The Purchase Agreement also requires the Company to repurchase the Series B Preferred Stock at a purchase price of 105% of the liquidation preference in the event a Change of Control (as defined in the Articles Supplementary) occurs. In connection with the Purchase Agreement, the Company has agreed to waive the application of the ownership limitation contained in the Company's Articles of Amendment and Restatement to Ontario Teachers and its affiliates based on certain representations of Ontario Teachers. Ontario Teachers has agreed, among other things, to not, and to cause its affiliates to not, beneficially own more than 19% of the common stock of the Company. Ontario Teachers has also agreed to vote in accordance with the recommendations of the Board of Directors such number of shares of stock that Ontario Teachers and its affiliates collectively own that are in excess of 9.8% of the Company's outstanding shares of stock.

     The Company has also entered into a Registration Rights Agreement with Ontario Teachers (see Exhibit 10.1) pursuant to which Ontario Teachers was granted certain demand and piggyback registration rights. Subject to certain exceptions set forth in the Purchase Agreement and certain conditions set forth in the Registration Rights Agreement, Ontario Teachers can exercise its demand registration rights eight months after the issue date of the Series B Preferred Stock and its piggyback registration rights six months after the issue date of the Series B Preferred Stock.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

     3.1 Articles Supplementary, dated June 17, 1998, Classifying and Designating a Series of Preferred Stock as Series B Cumulative Convertible Redeemable Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series.

     10.1 Registration Rights Agreement, dated as of June 17, 1998, by and between the Company and Ontario Teachers.

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     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California.


                              THE MACERICH COMPANY



                              By:  /s/ THOMAS E. O'HERN
                                   ------------------------------------------
                                   Thomas E. O'Hern
                                   Senior Vice President and Chief Financial
                                   Officer

DATED:    July 14, 1998